Exhibit 99.1
FOR IMMEDIATE RELEASE
PETROHAWK ENERGY CORPORATION
ANNOUNCES 2005 OPERATING RESULTS AND OUTLOOK FOR 2006
Year-Over-Year Reserves Doubled to 445 Bcfe, 151% Reserve Replacement
2005 Exit Production of 130 Mmcfe/d, Up 144% Year-Over-Year
Extensive Drilling Program Planned for 2006
South Texas, Gulf Coast, East Texas, North Louisiana,
Arkoma and Permian Basins
HOUSTON, January 9, 2006—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ: HAWK) today reported significant reserve and production growth for 2005, attained through strategic acquisitions and successful drilling. The Company also updated its operating outlook and drilling program for 2006, and its current hedge positions.
Based on internal estimates prepared in accordance with SEC guidelines, at December 31, 2005, Petrohawk had proved reserves of approximately 445 billion cubic feet of natural gas equivalent (Bcfe) and 551 Bcfe pro forma for the Company’s pending North Louisiana acquisition. During 2005, excluding acquisitions, Petrohawk replaced 151% of production organically. The table below reconciles the Company’s December 31, 2005 proved reserves against the Company’s December 31, 2004 proved reserves (all numbers approximate Bcfe):

HAWK December 31, 2004 Reserves	219
2005 Acquisitions	258
2005 Divestments	(54)
2005 Estimated Pro Forma Production	(43)

Sub Total	380

Organic Reserve Additions	65
Reserve Replacement	151%

Estimated December 31, 2005 Reserves	445

North Louisiana Acquisition (pending)	106

Total Pro Forma Reserves at December 31, 2005	551
Natural Gas	76%
Proved Developed	68%
Petrohawk exited the year with an approximate daily production rate of 130 million cubic feet equivalent per day (Mmcfe/d). This exit rate does not include an estimated 6 Mmcfe/d that remains shut-in from hurricane-related disruptions, and approximately 4 Mmcfe/d which is constrained in South Texas due to capacity issues. The Company currently expects shut-in production to return and capacity issues to be resolved during the first quarter of 2006.
Organic reserve additions were primarily driven by 3-D seismic supported exploratory drilling in Petrohawk’s core regions of South Texas and the Gulf Coast, as well as the continuing evaluation of several fields in the Permian Basin. Fields that contributed significantly to the growth were Lions (Goliad County, Texas); Waddell Ranch (Crane County, Texas); Provident City (Colorado County, Texas); La Reforma (Starr County, Texas); and Gueydan (Vermilion Parish, Louisiana).
During the fourth quarter of 2005, the Company participated in the drilling of 36 wells, 35 of which have been completed as producers; one was a dry hole for a success rate of 97%. At year end, ten of the 35 wells were in various stages of completion operations. During 2005, Petrohawk participated in the drilling of 143 wells, of which 39 were proved undeveloped locations, 91 were probable locations and 13 were possible locations. Eight of the 143 wells were dry holes, for a success rate of 94%.
2006 Operating Outlook
The Company’s 2006 outlook includes data from its pending acquisition in North Louisiana but does not, due to uncertainties of timing or completion, contemplate additional acquisitions or divestments, including the two divestment packages discussed below.
Full Year 2006 Estimated Daily Production:

Oil (Bbls)	7,000 — 7,500
Natural Gas (Mmcf)	110 — 115
Natural Gas Equivalent (Mmcfe)	150 — 160
Daily Natural Gas Equivalent Midpoint (Mmcfe)	155
Annual Natural Gas Equivalent Midpoint (Bcfe)	57.0
Estimated Operating Costs ($/Mcfe):

Lease Operating Expense	$0.85 — $0.95
Workover Expense	$0.10 — $0.15
Production, Severance and Ad Valorem Taxes
(% of revenue)	6.5 — 7.5
Gathering, Transportation and Other	$0.08 — $0.12
General and Administrative	$0.50 — $0.55
The effective tax rate is expected to be 39%, 98% deferred.
Planned Divestments
The Company is currently marketing two property packages with expected closing dates in the first quarter of 2006. The first package consists of approximately 26 Bcfe of proved reserves in the federal waters of the Gulf of Mexico. This property group currently produces approximately 11 Mmcfe/d with lease operating expenses of approximately $2.35 per Mcfe. The second property package consists of approximately 7 Bcfe of proved reserves located in multiple onshore basins and currently produces an estimated 2.5 Mmcfe/d from approximately 1,500 non-operated wells with lease operating expenses of approximately $2.40 per Mcfe.
2006 Drilling Program and Current Drilling Activities
Petrohawk has increased its anticipated 2006 capital program from $175 million to $210 million as a result of its pending acquisition of North Louisiana gas properties, where the Company believes it can accelerate development, lower per unit lifting costs, and access an estimated 100 Bcfe of probable/possible reserve potential. In conjunction with this acquisition, Petrohawk has added 15 Mmbtu/d to its hedge position for calendar 2006 and 10 Mmbtu/d for calendar 2007. These new hedges are in the form of puts, or floors, at $8.00 per Mmbtu of natural gas. The North Louisiana acquisition is expected to close in January 2006.
The 2006 drilling budget, allocated by reserve category, will be approximately 54% proved undeveloped, 23% probable, 17% possible and 6% proved developed non-producing; and it is divided regionally with approximately 32% South Texas, 24% East Texas/North Louisiana, 20% Gulf Coast, 9% Permian and the remaining 13% in the Anadarko, Arkoma and other basins.
South Texas
South Texas continues to be a key operating region for Petrohawk. During the fourth quarter the Company drilled five significant wells in South Texas and completed an additional well in Lions field that was drilled during the third quarter.
Lions Field, Goliad County:
The Company put three new high rate wells on production during the fourth quarter. These wells, the Petrohawk Weise #2 (50% WI and 38% NRI), Wright Materials #3 ST2 (28% WI and 20% NRI) and Weise GU “A” #1 (50% WI and 37% NRI), were all completed from multiple Lower Wilcox sands and have combined current production rates of 41 Mmcfe/d gross (13 Mmcfe/d net). Up to four additional wells are planned during 2006 in Lions field, with continued development beyond 2006. Additionally, the Company is in the process of acquiring a high density 3D seismic survey to better image this complex field. Gross reserve potential for the field is estimated to be in the range of 50-100 Bcfe.
Provident City, Colorado County:
Petrohawk is in the process of completing its first well in this area. The Petrohawk Garrett #1 (55% WI and 43% NRI) encountered multiple Lower Wilcox sands between 13,300’ and 15,700’. The well is anticipated to be on production in January. Additionally, the Company is currently reprocessing merged 3D seismic data sets covering 200 square miles with the anticipation of further enhancing the area’s exploration potential, and is actively acquiring leases covering additional prospective areas in this trend. Petrohawk intends to drill two additional wells in this area in 2006.
Matagorda County 3D Program, Matagorda County:
The Company recently reached total depth on the Petrohawk Doss #1 (50% WI and 40% NRI). Completion operations have begun and initial production is expected in mid-February.

This well is located within a large amplitude anomaly in the Lower Frio formation. Management believes this project has the potential to be a significant discovery. Petrohawk is in the process of reprocessing merged 3D seismic data sets covering over 300 square miles, as well as actively acquiring leases covering other prospective areas, within this trend. Two additional wells are budgeted for 2006.
La Reforma Field, Starr and Hidalgo Counties:
Petrohawk is continuing its successful drilling program in the Lower Vicksburg formation in this field. The Guerra “D” #2 (50% WI and 38% NRI) was recently completed from multiple Vicksburg sands with current gross production in excess of 9 Mmcfe/d. The Company and its partners intend to maintain an aggressive drilling program in this field through 2006, partially supported by the acquisition of significant additional acreage from a recently announced farm-in. Additionally, Petrohawk reprocessed over 100 square miles of 3D seismic data within this area and is actively pursuing the acquisition of additional leases.
Gulf Coast
Gueydan Field, Vermilion Parish, Louisiana:
The Company has enjoyed significant success with its drilling program in this field. In addition to the previously announced development of the 2,700’ Sands with the Alliance #45, #50 and #51 wells (100% WI and 78% NRI), drilling has continued in deeper Alliance Sand wells at approximately 9,500’. Most recently, the Noble #1 (50% WI and 39% NRI) has been completed and is producing at a gross rate of 3.0 Mmcfe/d. In addition, the Alliance #47 (98% WI and 81% NRI) logged 45’ of high quality pay sand. Currently drilling is the Noble #2 targeting sands at the 9,500’ level. Petrohawk has leased approximately 2,000 additional acres within the area, and is in the process of conducting a new 3D seismic survey in order to confirm additional prospects. In 2006, six shallow exploratory wells, three 9,500’ Alliance Sand developmental wells, and one 16,000’ Miocene exploratory well are budgeted.
Gulf of Mexico:
In West Cameron Block 39, drilling operations are expected to resume in early January, after hurricane-related delays, on the 21,000’ MD Lower Miocene test being operated by Norsk-Hydro. Petrohawk owns a 10% WI (8.5% NRI) in the well and anticipates reaching total depth prior to the end of the second quarter of 2006. This interest is not included in the package of properties in the Gulf of Mexico currently being marketed by the Company.
Anadarko
Petrohawk participated in horizontal exploitation wells in two of its significant fields in the Anadarko Basin. The Jones Energy Tyson “A” #4H (38% WI and 30% NRI) was recently completed in the Cleveland Sand in the Lipscomb Field in Lipscomb County, Texas. Initial production from this well was in excess of 3.2 Mmcfe/d gross. The Company anticipates drilling up to six additional wells in this field during 2006. In the West Edmond Hunton Lime Unit in Canadian County, Oklahoma, Petrohawk participated in the first two horizontal wells drilled in this field. The Company owns a 40% WI and 33% NRI in these wells. Both are expected to begin production early in the first quarter. Up to six additional wells in this field are budgeted during 2006.

Arkoma
In 2006, the Company plans several drilling operations in this region. During the second quarter, Petrohawk intends to test two exploratory concepts at the Flower Prospect in Scott County, Arkansas. These wells (76% WI and 60% NRI) will test Jackfork and Middle Atoka objectives on Petrohawk’s 120,000 acre block.
In the Hichita and Pine Hollow fields in McIntosh and Pittsburg Counties, Oklahoma, Petrohawk will continue exploitation and evaluation of the Caney Shale, Woodford Shale and Hartshorne Coal Bed Methane. The Company believes that these field areas could have significant reserve potential.
Permian
Waddell Ranch Field Complex, Crane County, Texas:
The development opportunities in this field complex (13% WI and 15% NRI) continue to evolve through evaluation. Petrohawk’s technical staff implemented a rigorous engineering and geological study over the past nine months. The results of this field study are the identification of over 1,000 additional potential drilling locations. This project has resulted in the addition of net proved reserves at year end 2005 with the potential of continued reserve additions in the future. After review of this study with our working interest partners, it was concluded that the 2006 capital budget associated with the Waddell Ranch would be increased by 100% over the 2005 level of approximately $26 million gross.
Hedging Activities
To date, the Company has executed hedges on the following anticipated production volumes:

	2006	2007	2008
Natural Gas Derivatives
Collared Gas Volume (MMBtu/d)	41.6	17.9	9.9
Average Ceiling Price ($/MMBtu)	$9.05	$10.60	$6.53
Average Floor Price ($/MMBtu)	$5.79	$5.69	$5.05

Put Gas Volume (MMBtu/d)	15.0	10.0	—
Put Price ($/MMBtu) (1)	$8.00	$8.00	—

Swapped Gas Volume (MMBtu/d)	—	3.3	—
Swap Price ($/MMBtu)	—	$6.06	—

	2006	2007	2008
Oil Derivatives
Collared Oil Volume (Bbls/d)	3,668	658	164
Average Ceiling Price ($/Bbl)	$50.78	$43.97	$45.30
Average Floor Price ($/Bbl)	$38.17	$35.30	$34.00

Swapped Oil Volume (Bbls/d)	—	—	395
Swap Price ($/Bbl)	—	—	$38.10

Total Hedged Volumes (MMBtu/d)	78.6	35.1	13.2
% of 2006 Production Hedged (2)	51%

(1)	Deferred premium of $0.23/MMBtu and $0.78/MMBtu for 2006 and 2007

(2)	Assumes mid-range of 2006 production guidance
Management Comment
“We experienced significant growth during 2005 as a result of successfully acquiring properties with embedded value, and a drilling program that was on the mark,” said President and Chief Executive Officer Floyd C. Wilson. “Having built a platform with tremendous drilling opportunities, we look forward to 2006.”
The Company will hold a conference call January 9, 2006 at 11:30 a.m. EST (10:30 a.m. CST) to discuss today’s announcement. To participate in the call, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy, conference ID 4154975. International callers may also participate in the call by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until January 23, 2006. To access the replay, please dial 800-642-1687 and reference conference ID 4154975. International callers may listen to a playback by dialing 706-645-9291.
Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions.
For more information contact Shane M. Bayless, EVP — Chief Financial Officer and Treasurer at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap, Assistant Treasurer at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding planned capital expenditures (including the amount and nature thereof), timing for proposed acquisitions and divestitures, estimates of future production, statements regarding business plans for drilling and exploration expenditures, the number of wells we anticipate drilling in 2006, the number and nature of potential drilling locations, our future results of operations, quality and nature of our asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with the United States Securities and Exchange Commission. Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.
Cautionary Note to U.S. Investors
In its filings with the Securities and Exchange Commission, Petrohawk is permitted to disclose only proved reserves that it has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Petrohawk uses certain terms in this press release, such as “probable”, “possible” or “potential” in relation to reserves that the SEC’s guidelines strictly prohibit it from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of the Company not actually realizing them. Investors are urged to closely consider Petrohawk’s disclosure of its proved reserves, along with certain risks and uncertainties inherent in its business, set forth in its filings with the SEC.